Exhibit 99.2
THE INDIA FUND, INC.
SECRETARY’S CERTIFICATE
     The undersigned, Megan Kennedy, Secretary of The India Fund, Inc. (the “Fund”), hereby certifies that set forth below is a copy of the resolutions duly adopted by the Board of Directors of the Fund on October 25, 2011, and that said resolutions continue in full force and effect:
RESOLVED, that it is the finding of the Directors at this Meeting that the fidelity bond written by St. Paul Fire & Marine Insurance Co. (the “Bond”) maintained on behalf of the Fund including the officers and employees of the Fund, and which provides coverage in the amount of $1,250,000 in accordance with the requirements of Rule 17g-1 promulgated by the Securities and Exchange Commission under Section 17(g) of the Investment Company Act of 1940, as amended (the “Act”), is reasonable in form and amount, after having given due consideration to, among other things, the value of the aggregate assets of the Fund to which any person covered under the Bond may have access, the type and terms of the arrangements made for the custody and safekeeping of the Fund’s assets and the nature of those assets; and further

RESOLVED, that the premium of $8,500 to be paid by the Fund under the Bond be, and hereby is, ratified and approved by resolution of a majority of the Board of Directors (all directors voting) and separately by a majority of the Directors who are not “interested persons” of the Fund within the meaning of the 1940 Act; and further

RESOLVED, that the Bond be, and herby is, ratified and approved by resolution of a majority of the Board of Directors (all Directors voting) and separately by a majority of the Directors who are not “interested persons” of the Fund within the meaning of the 1940 Act; and further

RESOLVED, that an appropriate officer of the Fund shall, to the extent required, file the Bond with the Securities and Exchange Commission and give notices required under paragraph (g) of Rule 17g-1 promulgated by the Securities and Exchange Commission under the 1940 Act; and further

RESOLVED, that the officers of the Fund, or any of them, are authorized to make any and all payments and to do any and all other acts, in the name of the Fund and on its behalf, as they, or any of them, may determine to be necessary or desirable and proper in connection with or in furtherance of the foregoing resolutions.
     IN WITNESS WHEREOF, I have hereunto signed my name this 12th day of January, 2012.

/s/ Megan Kennedy
Name:	Megan Kennedy
Title:	Secretary